                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                            SYSCO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                 [SYSCO LOGO]

                               SYSCO CORPORATION
                              1390 ENCLAVE PARKWAY
                           HOUSTON, TEXAS 77077-2099

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 3, 1995

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sysco Corporation, a Delaware corporation (the "Company"), will be held November 3, 1995, at 10:00 A.M., at the Four Seasons Hotel Houston located at 1300 Lamar Street, Houston, Texas, for the following purposes:

        A. To elect five directors for terms of office as shown in the attached Proxy Statement.

        B. To approve the Sysco Corporation 1995 Management Incentive Plan as set forth in the attached Proxy Statement.

        C. To approve the Sysco Corporation Non-Employee Directors Stock Option Plan as set forth in the attached Proxy Statement.

        D. To approve the reservation of 8,000,000 additional shares of Sysco Corporation Common Stock under the Sysco Corporation 1991 Stock Option Plan as set forth in the attached Proxy Statement.

        E. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only Common Stockholders of record on the books of the Company at the close of business on September 8, 1995, will be entitled to vote at the meeting.

     We hope you will be able to attend the meeting in person but if you cannot be present, it is important that you sign, date and promptly return the enclosed proxy in order that your vote may be cast at the meeting.

                                          JOHN F. WOODHOUSE
                                          Chairman of the Board

Dated: September 29, 1995
Enclosure:

     A copy of the Annual Report of Sysco Corporation for the fiscal year ended July 1, 1995, containing financial statements, is enclosed herewith.

                               SYSCO CORPORATION
                              1390 ENCLAVE PARKWAY
                           HOUSTON, TEXAS 77077-2099

                      1995 ANNUAL MEETING OF STOCKHOLDERS

                                PROXY STATEMENT

                                                              September 29, 1995

     The following information is furnished in connection with the solicitation of proxies for the 1995 Annual Meeting of Sysco Corporation (hereinafter called the "Company").

     A form of proxy for use at the meeting is enclosed. Any stockholder who executes and delivers a proxy has the right to revoke the same at any time before it is voted. The solicitation of proxies is made by and on behalf of the management of the Company.

     The cost of solicitation of proxies will be borne by the Company. The Company will authorize banks, brokerage houses and other custodians, nominees or fiduciaries to forward copies of proxy material to the beneficial owners of shares or to request authority for the execution of the proxies and will reimburse such banks, brokerage houses and other custodians, nominees or fiduciaries for their out-of-pocket expenses incurred in connection therewith. The Company has retained Kissel-Blake, Inc. to assist in the solicitation of proxies from such nominees and certain individual stockholders, in writing or by telephone, at an estimated fee of $9,000 plus reimbursement for reasonable out-of-pocket expenses. This Proxy Statement and form of proxy were first mailed to stockholders on or about September 29, 1995.

     As of September 8, 1995, the record date, there were outstanding 182,778,021 shares of the Company's Common Stock, $1 par value ("Common Stock"). The holders of Common Stock vote as a single class and are entitled to one vote per share, noncumulative. As of September 8, 1995, no person or group was known to the Company to own more than five percent of the Company's Common Stock. All directors and executive officers of the Company as a group (22 persons) owned beneficially 3,965,836 shares (constituting approximately 2.17%) of the Company's outstanding Common Stock as of September 8, 1995. As stated in the Notice of Annual Meeting of Stockholders attached hereto, only holders of Common Stock of record at the close of business on September 8, 1995 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer book will not be closed.

                             ELECTION OF DIRECTORS

     Five directors are to be elected. The Company's bylaws provide for the election of directors for staggered terms, with each director serving a three-year term. The Board of Directors has renominated five directors, Colin G. Campbell, Frank A. Godchaux III, Donald J. Keller, Frank H. Richardson and John
F. Woodhouse for three-year terms of office. The proxyholders intend to vote for the first five persons named below as directors. The remaining ten persons named in the table set forth on page 3 will continue in office for the terms which expire at the Annual Meeting of Stockholders in the year opposite their respective names.

     Management recommends that the five nominees named below be elected to the Board of Directors for the above-referenced terms of office. The five nominees have consented to being named in the Proxy Statement and to serve if elected. Unless otherwise directed in the proxy form, the proxyholders intend to vote in favor of electing Messrs. Campbell, Godchaux, Keller, Richardson, and Woodhouse as directors for three-year terms of office and until their respective successors are elected and shall qualify.

     The following information has been furnished to the Company by the five members of the Board of Directors who are nominees for reelection at the 1995 Annual Meeting:

          COLIN G. CAMPBELL, 59, has served as a director of the Company since 1989. Mr. Campbell is the President of Rockefeller Brothers Fund, a private philanthropic foundation, and also serves as a director of Pitney-Bowes Inc., Hartford Steam Boiler Inspection and Insurance Company and Rockefeller Financial Services, Inc.

          FRANK A. GODCHAUX III, 68, has served as a director of the Company since 1987. Mr. Godchaux is the Chairman of the Board of Directors of Riviana Foods Inc., a food manufacturer.

          DONALD J. KELLER, 63, has served as a director of the Company since 1986. Mr. Keller served as the President, Chief Operating Officer and a director of West Point Pepperell, a textile manufacturer, from January, 1986 through April, 1989 and currently serves as a director of Air Express International, Inc. Mr. Keller is a member of the Executive Committee of the Board of Directors of the Company.

          FRANK H. RICHARDSON, 62, has served as a director of the Company since 1993. Mr. Richardson served as President and Chief Executive Officer of Shell Oil Company until his retirement in 1992.

          JOHN F. WOODHOUSE, 64, has served as a director and officer of the Company since its formation in 1969. Mr. Woodhouse is Chairman of the Board of Directors of the Company. From 1985 until November, 1994, Mr. Woodhouse served as Chairman and Chief Executive Officer of the Company. Mr. Woodhouse also serves as a director of Shell Oil Company. Mr. Woodhouse is Chairman of the Executive Committee of the Board of Directors of the Company.

     The following information has been furnished to the Company by the ten members of the Board of Directors of the Company whose terms of office extend beyond the 1995 Annual Meeting:

          JOHN W. ANDERSON, 63, has served as a director of the Company since 1981. Mr. Anderson is retired, having formerly served as the Vice-President Customer Services of Southwestern Bell Telephone Company.

          JOHN F. BAUGH, 79, has served as a director and officer of the Company since its formation in 1969. Mr. Baugh currently serves as Senior Chairman of the Board of Directors of the Company and is a member of the Executive Committee of the Board of Directors of the Company.

          CHARLES H. COTROS, 58, has served as a director of the Company since 1985. Mr. Cotros serves as Executive Vice President and Chief Operating Officer of the Company and is a member of the Executive Committee of the Board of Directors of the Company.

          JONATHAN GOLDEN, 58, has served as a director of the Company since 1984. Mr. Golden is a partner of Arnall Golden & Gregory, counsel to the Company, and is a member of the Executive Committee of the Board of Directors of the Company.

          BILL M. LINDIG, 58, has served as a director of the Company since 1983. Mr. Lindig is the President and Chief Executive Officer of the Company and is a member of the Executive Committee of the Board of Directors of the Company. He also serves as a director of Santa Fe Pacific Corporation.

          RICHARD G. MERRILL, 64, has served as a director of the Company since 1983. Currently retired, he formerly served as Executive Vice President of The Prudential Insurance Company of America. Mr. Merrill is also a director of W.R. Berkley Corporation. Mr. Merrill is a member of the Executive Committee of the Board of Directors of the Company.

          DONALD H. PEGLER, JR., 68, has served as a director of the Company since 1987. Mr. Pegler is Chairman of the Board of Directors of Pegler-Sysco Food Services Company. He also serves as a director of the National Bank of Commerce and Lincoln Telecommunications Co.

          PHYLLIS S. SEWELL, 64, has served as a director of the Company since 1991. Mrs. Sewell, currently retired, formerly served as Senior Vice President of Federated Department Stores, Inc. Mrs. Sewell is also a director of Pitney-Bowes Inc., U.S. Shoe Corp. and Lee Enterprises, Inc.

          ARTHUR J. SWENKA, 58, has served as a director of the Company since 1994. Mr. Swenka was elected Senior Vice President, Operations of the Company in December, 1994. Previously, Mr. Swenka had served since 1984 as President and Chief Executive Officer of Nobel/Sysco Food Services Company.

          THOMAS B. WALKER, JR., 71, has served as a director of the Company since 1970. Mr. Walker is a limited partner of The Goldman Sachs Group, L.P. and is a director of A. H. Belo Corporation, Riviana Foods Inc. and NCH Corp. Mr. Walker is a member of the Executive Committee of the Board of Directors of the Company.

     Unless otherwise noted, the persons named above have been engaged in the principal occupations shown for the past five years or longer.

     Although management does not contemplate the possibility, in the event any nominee is not a candidate or is unable to serve as a director at the time of the election, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill such vacancy.

     The name of each nominee, the term of office for which he is proposed to be elected, the number of shares of Common Stock beneficially owned directly or indirectly by each nominee as of the close of business on September 8, 1995 (according to information received by the Company) and the percentage of outstanding shares of Common Stock such ownership represented at September 8, 1995, are set out below. Similar information is also provided for those directors whose terms expire in future years.

                                                                        SHARES OF
                                                                       COMMON STOCK
                                                                       BENEFICIALLY
                                                                       OWNED AS OF      PERCENT OF
                                                            TERM       SEPTEMBER 8,     OUTSTANDING
        NAME                                               EXPIRES      1995(1)(2)        SHARES
        ----                                               -------     ------------     -----------
Directors Standing for
Election for Three-Year
Terms of Office
--------------------------
Colin G. Campbell........................................    1995           1,000            .001%
Frank A. Godchaux III....................................    1995          27,000(3)         .015%
Donald J. Keller.........................................    1995           6,200            .003%
Frank H. Richardson .....................................    1995           4,000            .002%
John F. Woodhouse........................................    1995         677,175            .370%

Directors with
Continuing Terms
--------------------
John F. Baugh............................................    1997         803,555            .440%
Charles H. Cotros........................................    1997         189,411            .104%
Jonathan Golden..........................................    1997          24,000(4)         .013%
Arthur J. Swenka.........................................    1997          99,591(5)         .055%
Thomas B. Walker, Jr.....................................    1997         136,000            .074%
John W. Anderson.........................................    1996          11,383            .006%
Bill M. Lindig...........................................    1996         412,726(6)         .226%
Richard G. Merrill.......................................    1996          11,590            .006%
Donald H. Pegler, Jr.....................................    1996       1,205,898(7)         .660%
Phyllis S. Sewell........................................    1996           5,000            .003%
All Executive Officers and Directors as a Group
  (22 persons)(8)(9).....................................               3,965,836            2.17%

                                                   (Footnotes on following page)

---------------

(1) Includes shares of Common Stock owned by the wives and/or dependent children of each of the following named individuals: John F. Baugh, 251,456 shares; Colin G. Campbell, 500 shares; Frank A. Godchaux III, 6,000 shares; Donald
    J. Keller, 200 shares; Donald H. Pegler, Jr., 5,216 shares; and Arthur J. Swenka, 519 shares. Includes 39,189 shares owned by the wives and/or dependent children of other current executive officers and directors.

(2) Includes shares of Common Stock subject to currently exercisable options as follows: John F. Baugh, 10,916 shares; Charles H. Cotros, 1,320 shares; and Arthur J. Swenka, 6,251 shares.

(3) Includes 10,000 shares held by Riviana Foods Inc. of which Mr. Godchaux and his wife are affiliates.

(4) Includes 20,000 shares held by a trust created under the estate of Sol I. Golden, of which Mr. Golden is a co-trustee.

(5) Includes 12,264 shares held by a trust of which Mr. Swenka is a trustee.

(6) Includes 46,300 shares held by trusts of which Mr. Lindig's wife is trustee.

(7) Includes 24,000 shares held by the Pegler Family Foundation, of which Mr. Pegler is a trustee.

(8) Includes 78,365 shares subject to currently exercisable options held by current executive officers and directors.

(9) As of September 8, 1995, Gregory K. Marshall, Senior Vice President, Multi-Unit Sales and an executive named in the Summary Compensation Table on page 9 hereof, beneficially owned 21,729 shares of Common Stock, constituting .012% of the outstanding shares of Company Common Stock. Mr. Marshall's ownership includes currently exercisable options to purchase 4,316 shares.

DIRECTOR COMPENSATION

     Directors whose principal occupation is other than employment with the Company are compensated at the rate of $32,400 per year plus reimbursement of expenses for all services as a director, including committee participation or special assignments. Such directors are given the opportunity to defer their annual compensation until their retirement from the Board or until the occurrence of certain other events. Such deferred compensation accrues interest at a rate equal to a long-term index (the index utilized is the monthly average for the previous calendar year of the highest of the 20-year Treasury Bond, 10-year Treasury Note and Moody's Corporate Bond Yield Indices) plus 1%. The current rate of interest in effect is 9.25% per annum. Messrs. Godchaux, Golden, Merrill and Walker and Mrs. Sewell elected to defer their annual compensation for 1995.

     Subject to approval of the Non-Employee Directors Stock Option Plan at the 1995 Annual Meeting, the non-employee directors also receive a grant of options to purchase 2,000 shares of Company Common Stock each November if the earnings per share of the Company for the preceding fiscal year increased by 10% or more over the earnings per share of the Company for the last prior year. In addition to requiring a 10% increase in earnings per share before options are issued to non-employee directors, rigorous performance goals generally must be met before such options will vest and the grantee may exercise such option. The non-employee directors received the first such option grant, which was effective December 12, 1994, subject to stockholder approval at the 1995 Annual Meeting. See "Proposal to Approve Non-Employee Directors Stock Option Plan" below.

     No other remuneration was paid for services as a director during the fiscal year ended July 1, 1995.

                             EXECUTIVE COMPENSATION

  REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

     This report of the Compensation and Stock Option Committee of the Company documents the components of the Company's compensation programs for its executive officers and describes the basis on which fiscal 1995 compensation determinations were made with respect to the executive officers of the Company, including Mr. Lindig, the Chief Executive Officer. All compensation decisions are made by the Company's Compensation and Stock Option Committee (the "Committee").

OVERALL EXECUTIVE COMPENSATION PHILOSOPHY

     Since it became a publicly held corporation in 1970, the Company has always directly linked the compensation of its executive officers to the performance of the Company. Specifically, the Company has tied the level of its executive compensation to increases in the Company's earnings and return on shareholders' equity. This has been accomplished through the following means:

o A "pay-for-performance" orientation based upon Company performance for corporate officers and a combination of operating company and corporate performance for operating company senior management;

o Competitive base salaries;

o Potentially significant annual incentive bonuses under the Company's management incentive plan;

o The issuance of performance-based stock options; and

o Customary benefits, including a supplemental retirement plan.

     The factors and criteria upon which the determination of the fiscal 1995 compensation of Mr. Lindig, the Chief Executive Officer of the Company, was based were the same as those discussed below with respect to all executive officers named in the Summary Compensation Table.

BASE SALARIES

     The Company has established base salaries of the executive officers of the Company in the range of compensation payable to executive officers of United States industrial corporations without reference to specific Company performance criteria. This range of compensation is generally reexamined from time to time through a survey of compensation practices across a broad cross section of U.S. industrial corporations. The survey sample does not necessarily include those companies in the peer group included in the performance graphs on page 13 due to the differing size, management responsibilities and organizational structures of those corporations relative to the Company. The most recent survey conducted for the use of the Committee and Company management (the "Survey") was performed by an independent compensation consultant in October 1994. Base salaries for all of the executive officers were last reviewed on November 3, 1994, and adjustments were made in compensation which became effective January 1, 1995. At that time, Mr. Lindig's base salary was increased approximately 14.3% to reflect the increased responsibilities of Mr. Lindig, who was named Chief Executive Officer effective on that date, in addition to his responsibilities as President of the Company. It has been the consistent practice of the Company to maintain the chief executive officer's base salary at or below the median of the range of base salaries payable to chief executive officers of the surveyed industrial corporations which have chief executive officers with job content and/or responsibilities comparable to those of the Company's chief executive officer. These base salaries along with the incentive compensation described below are intended to provide an appropriate financial reward to the Company's executive officers.

ANNUAL INCENTIVE COMPENSATION

     The Committee provides annual incentive compensation to all executive officers of the Company through the Company's Amended and Restated Management Incentive Plan ("MIP"). The MIP was originally adopted by the Board of Directors and approved by the shareholders in 1974. Although the incentive criteria have been modified from time to time since 1974, the plan itself has remained substantially the same since that time. The MIP was amended in 1994 to permit the Company to continue to deduct compensation in excess of $1 million and to provide increased flexibility in compensation arrangements. During fiscal 1995 it has become apparent that the MIP, as amended, lacks the desired flexibility and accordingly a new incentive plan is proposed for adoption. See "Proposal to Approve the Sysco Corporation 1995 Management Incentive Plan" below.

     The MIP, both in its current form and in the form proposed for adoption, is designed to offer opportunities for compensation which is directly tied to Company performance. In addition, the MIP is designed to foster significant equity ownership in the Company by the executive officers and all other participants in the MIP. The MIP is available not only to Mr. Lindig and the other executive officers, but to approximately 100 others who are members of the Company's corporate management or are managing officers of each of the Company's operating subsidiaries and divisions. The same compensation criteria were utilized under the MIP during fiscal 1995 with respect to all executives while serving as executive officers.

     For executive officers, fiscal 1995 incentive bonuses under the MIP were calculated in two parts. The first part was based on the overall performance of the Company and was based upon the interplay between the percentage increase in earnings per share and the return on shareholders' equity. The MIP utilized a matrix based on these two factors to determine a percentage number which is applied to 70% of the participant's base salary. With respect to the determination of whether or not there has been an increase in earnings per share for a fiscal year during which the federal income tax rate has changed, such determination is made as if federal income tax rates had not changed during such fiscal year. The percentage determined by the matrix in fiscal 1995 was 90%, resulting in an award of 63% of base salary to each executive officer participating in this portion of the MIP, including Mr. Lindig, who was awarded $378,000.

     The second portion of the fiscal 1995 incentive bonus for executive officers under the MIP was based upon the number of Sysco operating companies which achieve a target return on capital. For the first ten operating companies achieving this goal, the participant earned 9% of the participant's base salary. This portion of the incentive bonus is only paid when the operating companies achieving the goals, in the aggregate, employ at least 50% of the total capital of all of the Company's operating companies, which was the case during fiscal 1995. For each additional operating company achieving this goal, the participant earns 1.5% of the participant's base salary. In fiscal 1995, forty-one (41) Sysco operating companies met this goal, resulting in an award of 55.5% of base salary to each executive officer participating in this portion of the MIP, including Mr. Lindig, who was awarded $333,000.

     In order to encourage significant equity ownership in the Company by its executive officers and the management of its operating companies, both the current MIP and the 1995 Management Incentive Plan submitted to the stockholders for approval as provided herein provide that participants may elect to receive up to 40% of their annual incentive bonus in the form of Sysco Common Stock, based on a per share price equal to the closing price on the New York Stock Exchange of Sysco Common Stock on the last day of the fiscal year for which the MIP bonus is calculated. If the participant makes such election, the participant is awarded one additional share for each two shares received in accordance with the foregoing calculation. Although such stock is owned by the participant, who receives dividends on the shares, for the first two years following the date of issue, certain additional restrictions apply to the shares. In addition, participants who elect to receive Common Stock are also entitled to receive an additional cash bonus ("Supplemental Bonus") equal to the product of (i) the value of such matching shares received by the participant (which is equal to the closing price of such shares on the last trading day of the fiscal year), and
(ii) the effective tax rate applicable to the Company as described in the "Income Taxes" footnote to financial statements contained in the Company's Annual Report to Stockholders. In fiscal 1995, Mr. Lindig elected to receive 40% of his bonus in Sysco Common Stock. The stock portion of the bonus awarded Mr. Lindig under the MIP consisted of 14,461 shares valued at $426,600; he has also received a Supplemental Bonus of $56,880.

     Finally, MIP participants are entitled to defer under the Company's Deferred Compensation Plan up to 40% of their annual incentive bonus (without considering any election to receive a portion of the bonus in stock). For deferrals of up to 20% of the annual incentive bonus, the MIP provides for the Company to make a payment equal to 50% of the amount deferred. This matching payment vests upon the earliest to occur of (i) the tenth anniversary of the date the matching payment is made, (ii) the participant's reaching age sixty, (iii) the death or permanent disability of the participant, or (iv) a change in control of the Company. In fiscal 1995, Mr. Lindig deferred 20% of his MIP bonus.

     As determined by the Committee, based upon the foregoing criteria, over half of fiscal 1995 aggregate compensation (other than options, which are discussed under "1991 Employee Stock Option Plan" in this Report below) for the executive officers named in the Summary Compensation Table, including Mr. Lindig, was in the form of bonuses and therefore directly dependent upon Company performance.

BENEFITS

     Executives also participate in the Company's regular employee benefit programs, which include a pension program, a retirement savings plan, group medical and dental coverage, group life insurance and other group benefit plans. In addition, executives are provided with a supplemental retirement plan which is designed, generally, to provide annual payments equal to 50% of the participant's final average annual compensation (i.e., the average compensation over the five consecutive fiscal years out of the ten fiscal years preceding retirement that provide the highest average annual compensation), less all Company and other retirement plan benefits and Social Security payments available to the participant upon retirement. Further details with respect to the Company's qualified pension plan are provided on pages 11 to 12. All decisions with respect to such benefits are made on a group basis; therefore, no individual decisions were made with respect to the executives named in the Summary Compensation Table.

1991 STOCK OPTION PLAN

     In fiscal 1995, the Company granted options to purchase shares of Company Common Stock to 657 key employees, including the Company's executive officers, pursuant to its 1991 Stock Option Plan (the "Plan"). Under the Plan, the Company is permitted to issue stock options which are qualified as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"), options which are not so qualified and stock appreciation rights. To date, the Company has issued only stock options under the Plan and has no current plans to issue stock appreciation rights. All fiscal 1995 grants were made in September 1994.

     The Plan is administered by the Committee. In general, it is the practice of the Committee to consider issuing options under the Plan only when participants in the Management Incentive Plan are entitled to receive an annual incentive bonus thereunder. In other words, option grants generally are considered only in years when the Company achieves certain earnings per share and return on shareholders' equity targets. See "Annual Incentive Compensation" above. It is the current intention of the Committee to continue this practice, although it is not required to do so by the terms of the Plan.

     If the threshold earnings level for the grant of options is met, the Committee will determine whether or not to grant options to purchase Common Stock to the Chief Executive Officer and the other executive officers of the Company, along with certain managing officers of the Company's significant operating subsidiaries and divisions. In addition, the Committee, with the advice of Company senior management based upon input from the managing officers of the respective operating companies, will determine whether or not to grant options to certain key employees of those operating companies which have met the earnings requirements for option grants. Finally, the Committee, with the advice of Company senior management, determines several other levels of option grants which will be made available to corporate management employees of the Company who have made significant contributions to the Company over the prior fiscal year.

     In addition to requiring that certain performance goals must be met before options are issued to any Plan participant, it has been the consistent practice of the Committee to impose rigorous performance goals which must be met before the options will vest and participants may exercise their options. Therefore, all stock options previously issued contain vesting requirements which, in the case of corporate employees, are based upon increases in Company pretax earnings and return on shareholders' equity. These vesting requirements must be met in the first five fiscal years after the options are granted. In effect, therefore, there have been two different sets of performance goals, one for the grant of the option and one for the exercise of the option. The

Committee currently anticipates continuing this practice (although it does intend to modify the vesting requirement beginning with options granted in fiscal 1996 as noted below). The options granted under the Plan expire ten years after the date of grant, although the options must vest within the five-year vesting period or they will expire at the end of such five-year period. The Committee currently anticipates continuing the use of a five-year vesting period but currently intends that future grants of options which have not vested during this period will vest at the end of their ten-year life provided the holder remains in the active employment of the Company or one of its operating companies at that time.

     During fiscal 1995, Mr. Lindig received one (1) grant of 10,000 options at an exercise price of $25.50 per share. These options contain vesting requirements which are identical to those discussed above for options granted prior to fiscal 1996.

REVIEW OF POTENTIAL EFFECT OF SECTION 162(M)

     Section 162(m) of the Code ("Section 162(m)") generally sets a limit of $1 million on the amount of compensation (other than certain types of compensation, including "performance-related" compensation that complies with the requirements of Section 162(m)) that the Company can deduct for federal income tax purposes in any given year with respect to the compensation of each of the executive officers named in the Summary Compensation Table in the proxy statement with respect to such year for taxable years beginning on or after January 1, 1994. During fiscal 1994, the Committee and the Board determined, after reviewing the effect of Section 162(m), that their policy will be to structure the performance-based compensation arrangements for such named executive officers, to the extent feasible and taking into account all relevant considerations, so as to satisfy Section 162(m)'s conditions for deductibility. The proposal submitted to the stockholders for approval of the 1995 Management Incentive Plan is intended to continue the Company's ability to qualify such compensation for the performance-based compensation exemption from the general limitation imposed by Section 162(m) on the Company's ability to deduct compensation paid to such named executive officers. See "Proposal to Approve the 1995 Management Incentive Plan," below.

                                            COMPENSATION AND STOCK OPTION
                                            COMMITTEE:

                                                 Thomas B. Walker, Jr., Chairman
                                                 John W. Anderson
                                                 Colin G. Campbell
                                                 Frank A. Godchaux III
                                                 Jonathan Golden
                                                 Donald J. Keller
                                                 Richard G. Merrill
                                                 Phyllis S. Sewell

     The following tables set forth information with respect to the Chief Executive Officer and the four most highly compensated executive officers of the Company and its subsidiaries employed at the end of fiscal 1995 as to whom the total annual salary and bonus for the fiscal year ended July 1, 1995, exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                     ANNUAL COMPENSATION                   COMPENSATION
                                           ----------------------------------------         AWARDS(5)
                                                                             (E)       -----------------------     (I)
                                                                            OTHER        (F)           (G)         ALL
                                                                            ANNUAL     RESTRICTED   SECURITIES    OTHER
                                                     (C)         (D)       COMPEN-      STOCK       UNDERLYING   COMPEN-
                  (A)                      (B)      SALARY      BONUS       SATION      AWARDS       OPTIONS      SATION
      NAME AND PRINCIPAL POSITION          YEAR      ($)       (1)(2)($)    (3)($)      (4)($)        (#)          (6)($)
----------------------------------------   ----    --------    --------    --------    --------      ------      --------
John F. Woodhouse.......................   1995    $607,500    $495,583       --       $437,249      10,000      $ 78,836
  Chairman of the Board of Directors       1994     587,500     427,629       --        376,185       3,700        65,999
                                           1993     562,500     403,664                 403,628       3,960        70,008

Bill M. Lindig..........................   1995    $562,500    $483,480       --       $426,600      10,000      $ 77,058
  President and Chief Executive            1994     512,500     374,163       --        329,174       3,700         3,299
  Officer and Director                     1993     487,500     351,013                 350,980       3,960         2,733

Charles H. Cotros.......................   1995    $440,000    $370,691       --       $327,037      10,000      $ 60,468
  Executive Vice President and             1994     402,500     299,340       --        263,330       3,700        47,118
  Chief Operating Officer and Director     1993     367,500     270,277       --        270,259       3,960        47,778

Gregory K. Marshall.....................   1995    $257,500    $213,565       --       $188,387       8,000      $  3,724
  Senior Vice President,                   1994     245,000     178,195    $118,934     156,728       3,700       209,220
  Multi-Unit Sales                         1993     213,442     101,531       --        101,505       3,960         2,183

Arthur M. Swenka........................   1995    $232,500    $193,404       --       $170,628        --        $ 31,749
  Senior Vice President, Operations        1994     225,000      15,039       --         13,229       3,700         3,290
                                           1993     210,000     148,521       --        148,514       3,960        27,098

---------------

(1) Includes amounts deferred pursuant to the Company's Executive Deferred Compensation Plan.

(2) Does not include that portion of a participant's bonus which the participant elected to receive in the form of restricted Common Stock of the Company. See column (f).

(3) Does not include perquisites and other personal benefits, if any, the aggregate of which in the case of each named individual does not exceed the lesser of $50,000 or 10% of such individual's annual salary and bonus as reported. The $118,934 paid to Mr. Marshall in fiscal 1994 represents reimbursement for a portion of the tax liability resulting from the amount paid to Mr. Marshall described in Note (6) below.

(4) The amount presented is determined by multiplying the number of shares earned by the closing price of the Company's Common Stock on the New York Stock Exchange on the date as of which the shares were earned, without taking into consideration the following restrictions on the shares. The shares are not transferable by the recipient for two years following receipt thereof and are subject to certain repurchase rights on the part of the Company in the event of termination of employment other than pursuant to normal retirement or disability. The recipient receives dividends on the shares during the restricted two-year period. During fiscal 1995, the number of restricted shares received by the named individuals was as follows: Mr. Woodhouse -- 14,822 shares; Mr. Lindig -- 14,461; Mr. Cotros -- 11,086 shares; Mr. Marshall -- 6,386 shares; and Mr. Swenka -- 5,784 shares. At the end of fiscal 1995, the aggregate number and dollar amount (computed using the closing price of the Company's Common Stock on July 1, 1995 as described above) of restricted shares held by the named individuals were as follows:
    Mr. Woodhouse -- 22,912 shares at $625,342; Mr. Lindig -- 21,540 shares at $591,187; Mr. Cotros -- 16,749 shares at $458,702; Mr. Marshall -- 9,757 shares at $266,763; and Mr. Swenka -- 6,069 shares at $177,254.

(5) Column (h), Long Term Incentive Plan Payouts, is not included in the table since no compensation required to be reported thereunder was paid to the named individuals during the periods covered by the

                                         (Footnotes continued on following page)
    table nor does the Company have any compensation plans which provide for the payment of such compensation.

(6) With respect to Mr. Marshall, the amount for 1994 includes payments made by the Company to Mr. Marshall of $182,905 to reimburse him for the loss on and cost of the sale of his home in Denver, Colorado upon his relocation to Houston, Texas and $23,196 in moving costs paid by the Company in connection with the relocation. In addition, the amounts shown include the Company match equal to 50% of the amount each individual elected to defer under the Company's Executive Deferred Compensation Plan and the amount the Company paid for term life insurance coverage for each individual as follows:

                                             1995                            1994                            1993
                                 ----------------------------    ----------------------------    ----------------------------
                                            DEFERRED    TERM                DEFERRED    TERM                DEFERRED    TERM
                                  TOTAL      MATCH     INSURANCE  TOTAL      MATCH     INSURANCE  TOTAL      MATCH     INSURANCE
                                 -------    -------    ------    -------    -------    ------    -------    -------    ------
John F. Woodhouse.............   $78,836    $72,878    $5,958    $65,999    $62,700    $3,299    $70,008    $67,275    $2,733
Bill M. Lindig................    77,058     71,100     5,958      3,299       None     3,299      2,773       None     2,733
Charles H. Cotros.............    60,468     54,510     5,958     47,118     43,830     3,288     47,778     45,045     2,733
Gregory K. Marshall...........     3,724       None     3,724      3,119       None     3,119      2,183       None     2,183
Arthur M. Swenka..............    31,749     28,440     3,309      3,290      2,205     1,085     27,098     24,753     2,345

     The following table provides, as to the individuals named in the Summary Compensation Table, information regarding the grants of stock options during the last fiscal year. The Company did not grant any stock appreciation rights during the last fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                         PERCENTAGE
                                             OF
                                           TOTAL
                           NUMBER         OPTIONS
                             OF           GRANTED
                           SECURITIES       TO          EXERCISE                         GRANT
                           UNDERLYING    EMPLOYEES         OR                            DATE
                           OPTIONS          IN            BASE                          PRESENT
                           GRANTED        FISCAL          PRICE       EXPIRATION         VALUE
          NAME             (#)(1)          1995         ($/SHARE)        DATE            ($)(2)
-------------------------  ------          ----         ------         ---------        --------
John F. Woodhouse........  10,000          1.0%         $25.50         8/31/2004        $121,700
Bill M. Lindig...........  10,000          1.0%         $25.50         8/31/2004        $121,700
Charles H. Cotros........  10,000          1.0%         $25.50         8/31/2004        $121,700
Gregory K. Marshall......   8,000          0.8%         $25.50         8/31/2004        $ 97,360
Arthur M. Swenka.........    --             --            --              --               --

---------------

(1) The options do not vest and become exercisable unless the Company attains certain levels of increases in pre-tax earnings and return on shareholders' equity. If these increases are not attained within five years of the date of grant, the options expire.

(2) The hypothetical grant value for the options was determined using a modified Black-Scholes pricing model. In applying the model, the Company assumed a 12-month volatility of 28.28%, a 7.17% risk-free rate of return, a dividend yield at the date of grant of 1.27%, and a 10-year option term. The Company did not assume any option exercises or risk of forfeiture during the 10-year term. If used, such assumptions could have reduced the reported grant date value. The actual value, if any, an executive may realize upon exercise of options will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, there is no assurance that the value realized will be at or near the value estimated by the modified Black-Scholes model.

     The following table provides information with respect to aggregate option exercises in the last fiscal year and fiscal year-end option values for the executive officers named in the Summary Compensation Table. The Company did not grant any stock appreciation rights during the last fiscal year.

                          AGGREGATED OPTION EXERCISES
             IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

        (a)               (b)              (c)                      (d)                             (e)
                                                                 NUMBER OF                  VALUE OF UNEXERCISED
                                                           SECURITIES UNDERLYING                IN-THE-MONEY
                                                            UNEXERCISED OPTIONS                  OPTIONS AT
                         SHARES                              AT JULY 1, 1995(#)              JULY 1, 1995($)(2)
                       ACQUIRED ON        VALUE         ----------------------------    ----------------------------
        NAME           EXERCISE(#)    REALIZED($)(1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------  -----------    --------------    -----------    -------------    -----------    -------------
John F. Woodhouse....      None              None           None            7,838            None         $24,393
Bill M. Lindig.......      None              None          4,316            7,838         $27,331          24,393
Charles H. Cotros....     6,600          $ 73,012          4,316            7,838          27,331          24,393
Gregory K. Marshall..      None              None          4,316            7,838          27,331          24,393
Arthur M. Swenka.....     2,454            29,601          6,251           10,303          48,454          65,695

---------------

(1) Computed based on the difference between the closing price of the Common Stock on the day prior to exercise and the exercise price.

(2) Computed based on the difference between the closing price on June 30, 1995 and the exercise price.

DEFINED BENEFIT PENSION PLAN

     The Company has a defined benefit retirement plan which was amended and restated effective July 2, 1989 ("Retirement Plan") and further amended effective December 31, 1994 to reflect the merger of the Sysco Corporation Union Retirement Plan into the Retirement Plan. The Retirement Plan provides for an annual benefit payable monthly for five years certain and life thereafter, equal to (a) the normal retirement benefit which accrued under the prior plan as of July 2, 1989, plus (b) an amount equal to 1 1/2% of the participant's aggregate career compensation earned on and after July 2, 1989.

     In the event of a participant's death prior to his or her normal retirement age (age 65) or the commencement of a benefit, if earlier, and if the participant has five or more years of credited service, a death benefit is payable in an amount equal to the value of the pension accrued by the deceased participant prior to his or her death or earlier termination of employment.

     Under current law and regulations the maximum annual retirement benefit that may be payable in 1995 under the five years certain and life thereafter form of payment to an individual retiring at age 65 is $116,811. Without regard to this maximum limitation, the named executive officers have accrued the following benefits and credited benefit service as of July 1, 1995: Mr.
Cotros -- $75,946 and 19 years; Mr. Lindig -- $66,364 and 11 years; Mr. Marshall -- $17,878 and 6 years; Mr. Swenka -- $18,317 and 6 years; and Mr. Woodhouse -- $170,684 and 26 years.

     The named executive officers also have anticipated future service to age 65 as follows: Mr. Cotros -- 7 years; Mr. Lindig -- 7 years; Mr. Marshall -- 17 years; Mr. Swenka -- 7 years and Mr. Woodhouse -- 5 months. In addition to benefits accrued to date, each named executive officer will accrue benefits in the future in accordance with the table below:

                            PENSION PLAN TABLE(1)(2)

         CAREER
         AVERAGE
      COMPENSATION
       EARNED ON                                        YEARS OF CREDITED SERVICE
       AND AFTER                           ----------------------------------------------------
    JULY 1, 1995(3)                          15         20         25         30          35
    ---------------                        -------    -------    -------    -------    --------
      $ 50,000..........................   $11,250    $15,000    $18,750    $22,500    $ 26,250
       100,000..........................    22,500     30,000     37,500     45,000      52,500
       150,000..........................    33,750     45,000     56,250     67,500      78,750
       200,000..........................    45,000     60,000     75,000     90,000     105,000

---------------

(1) Assumes that the annual benefit is payable for five years certain and life thereafter and that retirement age is 65. Pension plan benefits are not subject to deduction by social security or any other offsets.

(2) Current law and regulations limit retirement benefits in 1995 to $116,811 if they are payable for five years certain and life thereafter (assuming Retirement Plan and Social Security retirement age of 65). This limitation applies to total retirement benefits under the Retirement Plan as determined by adding benefits accrued with respect to periods of employment with the Company both before and after July 1, 1995. The Pension Plan Table does not reflect this limitation.

(3) Compensation for benefit calculation purposes is limited by law to $150,000 for 1994 and later years subject to future cost-of-living adjustments. Pay limitations are not taken into account in the Pension Plan Table.

     All amounts shown in the Summary Compensation Table, other than deferred bonus, term life insurance payments and the Company match under the Executive Deferred Compensation Plan, are utilized to compute career average compensation subject to the pay limitations noted in footnote (3).

                               PERFORMANCE GRAPHS

PERFORMANCE GRAPHS

     The following two performance graphs compare the performance of the Company's Common Stock to the S&P 500 Index and to a peer group for the Company's last five and ten fiscal years, respectively. The peer group is comprised of Fleming Companies, Inc., Nash Finch Company, Richfood Holdings, Inc., Rykoff-Sexton, Inc., Super Food Services, Inc. and Super Value Stores, Inc. These distributors of grocery or foodservice products were selected since they comprise a broad group of publicly held corporations with food distribution operations similar in some respects to the Company's operations. Rykoff-Sexton, Inc. is the only other publicly held foodservice distributor to be in existence throughout the five and ten year periods, although, unlike the Company, it also manufactures certain food products. Each other member of the peer group is in the business of distributing grocery products to retail supermarkets. The Company considers this to be a more representative peer group than the "S&P Foods -- Wholesaler" index maintained by Standard & Poor's Corporation and consisting of the Company, Fleming Companies, Inc. and Super Value Stores, Inc. The returns of each member of the peer group are weighted according to each member's stock market capitalization as of the beginning of each period measured. The graphs assume that the value of the investment in each of the Company's Common Stock, the index and the peer group was $100 at each of June 30, 1990 and June 29, 1985, and that all dividends were reinvested. Performance data for the Company is provided as of the last trading day of each of the Company's last five and ten fiscal years, respectively.

Performance data for the S&P 500 Index and for each member of the peer group is provided for the last trading day closest to June 30 of each year.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

      MEASUREMENT PERIOD                           S&P 500
    (FISCAL YEAR COVERED)            SYSCO          INDEX         PEER GROUP
1990                                100.00          100.00          100.00
1991                                120.52          107.40          104.03
1992                                141.44          121.80           93.99
1993                                147.38          138.40          117.02
1994                                140.80          140.35          109.47
1995                                181.42          176.94          114.53

                 COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN

      MEASUREMENT PERIOD                           S&P 500
    (FISCAL YEAR COVERED)            SYSCO          INDEX         PEER GROUP
1985                                100.00          100.00          100.00
1986                                157.13          135.82          131.71
1987                                195.14          169.99          140.71
1988                                165.46          158.26          124.67
1989                                268.08          190.79          144.87
1990                                390.27          222.25          143.47
1991                                470.35          238.68          149.25
1992                                551.95          270.69          134.85
1993                                575.14          307.58          167.89
1994                                549.49          311.92          157.04
1995                                708.01          393.24          164.29

                               OTHER INFORMATION

     The Company's Nominating Committee, consisting of Jonathan Golden (Chairman), Colin G. Campbell, Donald J. Keller, Richard G. Merrill and Thomas
B. Walker, Jr., held three (3) meetings during fiscal year 1995. The function of the Nominating Committee is to propose directors and officers for election or reelection. The Nominating Committee will consider nominees recommended in writing by stockholders.

     The Company's Compensation and Stock Option Committee, consisting of Thomas
B. Walker, Jr. (Chairman), Jonathan Golden, Donald J. Keller, Richard G. Merrill, John W. Anderson, Colin G. Campbell, Frank A. Godchaux III and Phyllis
S. Sewell, held three (3) meetings during fiscal year 1995. The function of the Compensation and Stock Option Committee is to consider for recommendation to the Board of Directors of the Company the annual compensation of directors and officers of the Company, to oversee the administration of the Management Incentive Plan and the Company's 1991 Stock Option Plan, and to provide guidance in the area of employee benefits, including retirement plans and group insurance.

     The Board of Directors held six (6) meetings during fiscal year 1995 and all directors of the Company attended more than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he or she served during fiscal year 1995.

     Section 16(a) of the Securities Exchange Act of 1934 (the "Act") requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company or written representations from the Company's executive officers and directors, the Company believes that with respect to fiscal year 1995, all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were met except that each executive officer filed one late report on Form 4 to report a grant of an option in fiscal 1995 under the 1991 Stock Option Plan.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Anderson, Campbell, Godchaux, Golden, Keller, Merrill, and Walker, and Mrs. Sewell were the only members of the Company's Board of Directors to serve on the Company's Compensation and Stock Option Committee during fiscal 1995 and were not, during fiscal year 1995 or prior thereto, officers or employees of the Company or any subsidiary thereof. Mr. Walker is a limited partner of the Goldman Sachs Group, L.P., an affiliate of Goldman, Sachs & Co., an investment banking firm. Goldman, Sachs & Co. performed management services in connection with the Company's commercial paper program and brokerage services in connection with the Company's stock repurchase program and served as an underwriter of an offering by the Company of debt securities during fiscal 1995. Mr. Walker is a member of the Compensation Committee of Riviana Foods Inc., a food products company which had sales to the Company as discussed below. Mr. Golden is the sole stockholder of Jonathan Golden, P.C., a partner in the law firm of Arnall Golden & Gregory, Atlanta, Georgia, counsel to the Company. The Company believes that fees paid to such firm were fair and reasonable in view of the level and extent of services rendered. Mr. Godchaux is Chairman and the owner, with his wife, of 5% of the outstanding capital stock of Riviana Foods Inc., a food products company which had sales to the Company of approximately $254,000 during fiscal 1995. The Company believes that the terms of such transactions were fair and no less favorable to the Company than those available from other suppliers.

                   PROPOSAL TO APPROVE THE SYSCO CORPORATION
                         1995 MANAGEMENT INCENTIVE PLAN

     As noted in the Report of the Compensation and Stock Option Committee under "Annual Incentive Compensation" above, the Company has had a Management Incentive Plan in effect since 1974, which plan, as amended and restated in 1994, is currently in effect (the "Current MIP"). On May 7, 1995, the Board of Directors adopted, subject to stockholder approval, a new management incentive plan in the form of the 1995 Management Incentive Plan attached hereto as Exhibit A (the "1995 MIP"). The primary purpose for adopting the 1995 MIP was to ensure that the Compensation and Stock Option Committee (the "Committee") has enhanced flexibility in formulating bonus structures. If the shareholders do not approve the 1995 MIP, no compensation will be paid pursuant thereto and the Current MIP will remain in effect. Rather than specifying a formula for determining the relative weights of performance criteria used to determine incentive bonuses, the 1995 MIP enables the Committee, prior to the beginning of each fiscal year, to establish an incentive program within the general parameters of the 1995 MIP, which program may change from year to year as the Committee determines to be necessary to best meet the Company's needs within the confines of the 1995 MIP. The Committee has established, subject to shareholder approval of the 1995 MIP, an incentive program for fiscal 1996 which essentially mirrors the performance goals contained in the Current MIP for most participants but provides an appropriate incentive for the Company's senior vice presidents of operations, a position created during fiscal 1995, which reflects their responsibilities for the performance of a specified group of Sysco operating companies.

     Set forth below are a brief description of the material differences between the 1995 MIP and the Current MIP and a summary of certain material provisions of the 1995 MIP. Except as noted below, the 1995 MIP is materially unchanged from the Current MIP.

MATERIAL DIFFERENCES BETWEEN THE 1995 MANAGEMENT INCENTIVE PLAN AND THE CURRENT MANAGEMENT INCENTIVE PLAN.

  Classes of Participants

     The 1995 MIP provides for four classes of participants, to be designated by the Committee prior to each fiscal year: (i) corporate participants selected from officers of the Company who are also employed by the Company or a subsidiary or division thereof ("Corporate Participants"), (ii) officers of a division or subsidiary of the Company ("Subsidiary Participants"), (iii) persons, other than Corporate Participants and Subsidiary Participants, employed by the corporate office of the Company or by a division or subsidiary of the Company who are designated by the Committee from time to time ("Designated Participants") and (iv) "covered employees" of the Company within the meaning of such term as contained in Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder who have been designated by the Committee as Corporate, Subsidiary or Designated Participants ("Senior Executive Participants"). If a participant qualifies as both a Senior Executive Participant and a Corporate, Subsidiary or Designated Participant during any fiscal year, he or she shall be considered to be a Senior Executive Participant and not a Corporate, Subsidiary or Designated Participant with respect to such fiscal year. There are 28 Corporate Participants, 80 Subsidiary Participants and no Designated Participants with respect to fiscal 1996. If the chief executive officer and the four most highly compensated executive officers of the Company other than the chief executive officer were selected as Subsidiary, Corporate or Designated Participants, such persons would constitute Senior Executive Participants pursuant to the provisions of the 1995 MIP.

     The Current MIP provides for only Corporate, Subsidiary and Senior Executive Participants and limits participation as Subsidiary and Corporate Participants to persons holding only certain specified titles.

  Method of Operation

     The Current MIP contains specific formulas for the determination of amounts of bonuses to which the several categories of participants may be entitled, which formulas fix the relative weights of the various performance criteria as well as the percentages of the various components comprising the total bonus available. The 1995 Plan continues to set forth the performance criteria but provides that the weights ascribed to each and the percentages of the bonuses to be comprised of the results of operation of the Company as a whole and of the relevant divisions or subsidiaries as to any participant shall be at the sole discretion of the Committee. As noted above, the Committee has established an incentive program for fiscal 1996 which for most participants would result in the same incentive bonuses as would have been paid in respect of fiscal 1995 had such program been in effect during fiscal 1995. In addition, the 1995 MIP provides that as to Designated Participants the bonus structure may be based on performance factors selected by the Committee in its sole discretion and that the bonus structure for Designated Participants may be similar to or may vary materially from the bonus structure for the other categories of participants.

SUMMARY OF CERTAIN MATERIAL PROVISIONS OF THE 1995 MANAGEMENT INCENTIVE PLAN

  Corporate Participants

     A portion of the bonus to be paid to Corporate Participants under the 1995 MIP may depend upon the Company's return on stockholders' equity and increase in earnings per share. A portion of such bonus may depend upon the return on capital and increase in pretax earnings in respect of selected divisions and/or subsidiaries of the Company, and a portion of the bonus may depend upon one or more of the following performance factors: (i) sales of the Company and/or one or more selected divisions and/or subsidiaries, (ii) pretax earnings of the Company, (iii) net earnings of the Company and/or one or more selected divisions and/or subsidiaries, (iv) control of operating and/or non-operating expenses of the Company and/or one or more selected divisions and/or subsidiaries, (v) margins of the Company and/or one or more selected divisions and/or subsidiaries, (vi) market price of the Company's securities and (vii) other objectively measurable factors directly tied to the performance of the Company and/or one or more selected divisions and/or subsidiaries, provided that the Committee shall define the above performance factors, which definitions may differ depending upon the entity to which it is applied, and may alter the bonus formula with respect to any such participant by changing the performance targets in respect of these performance factors in its sole discretion.

  Subsidiary Participants

     A portion of the bonus under the 1995 MIP for Subsidiary Participants may be calculated based upon the return on capital and increase in pretax earnings of the subsidiary or division employing such participant. A portion of such bonus may depend upon return on stockholders' equity and increase in earnings per share of the Company as a whole and a portion of the bonus may depend upon one or more of the following performance factors: (i) sales of the Company and/or one or more selected divisions and/or subsidiaries, (ii) pretax earnings of the Company, (iii) net earnings of the Company and/or one or more selected divisions and/or subsidiaries, (iv) control of operating and/or non-operating expenses of the Company and/or one or more selected divisions and/or subsidiaries, (v) margins of the Company and/or one or more selected divisions and/or subsidiaries, (vi) market price of the Company's securities and (vii) other objectively measurable factors directly tied to the performance of the Company and/or one or more selected divisions and/or subsidiaries, provided that the Committee shall define the above performance factors, which definitions may differ depending upon the entity to which it is applied, and may alter the bonus formula with respect to any such participant by changing the performance targets in respect of these performance factors in its sole discretion.

     Subsidiary Participants may also receive an additional bonus (the "Additional Bonus") to be awarded in the sole discretion of the Committee. The Additional Bonus is based upon such criteria as the Committee may develop in its sole discretion.

  Designated Participants

     The Committee may formulate a bonus structure for each Designated Participant which is based upon performance factors determined by the Committee in its sole discretion, which structure may be similar to or may vary materially from the bonus structure formulated for other categories of participants.

  Senior Executive Participants

     Senior Executive Participants are compensated pursuant to the 1995 MIP in accordance with the criteria described above utilized in connection with Corporate, Subsidiary, and Designated Participants, as applicable; provided, however, that no Senior Executive Participant may in any event receive an aggregate bonus under the 1995 MIP, determined by aggregating the value of all cash and securities received, which is in excess of one percent (1%) of the Company's earnings before income taxes as disclosed in the "Consolidated Results of Operations" section of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the applicable fiscal year, the same limit which is applicable in the current MIP.

  Election to Receive Common Stock

     A participant may give notice to the Committee within the first ninety (90) days of a fiscal year that such participant irrevocably elects to receive a certain percentage (up to 40% in 5% increments) of his or her annual bonus under the 1995 MIP in the form of Company Common Stock (valued at the closing price on the New York Stock Exchange ("NYSE") on the last trading day of such fiscal year). In the event of such election, such participant will receive an additional number of shares equal to 50% of the number of shares determined as described above ("Additional Shares") and an additional cash amount equal to the value of such Additional Shares multiplied by the effective tax rate applicable to the Company for such fiscal year. The vesting, matching and other provisions applicable thereto are identical to those described under the heading "Report of Compensation and Stock Option Committee on Executive Compensation -- Annual Incentive Compensation" above.

1995 PLAN BENEFITS

     It is impossible to determine the benefits which will be paid to any individuals with respect to fiscal 1996 pursuant to the 1995 MIP should it be approved by the Company's stockholders. The following table sets forth the dollar value of the bonuses paid to each of the following with respect to fiscal 1995 pursuant to the Current MIP. Except for the amount paid to Mr. Swenka, the amounts which would have been paid with respect to fiscal 1995 pursuant to the 1995 MIP if it had been in effect are identical to the amounts set forth below because the Committee retained for fiscal 1996 the same bonus structure in respect to such individuals as applied under the Current Plan:

                              NAME AND POSITION                     DOLLAR VALUE($)
                              -----------------                     ---------------
            John F. Woodhouse                                         $   932,832
              Chairman of the Board of
              Directors

            Bill M. Lindig                                            $   910,080
              President and Chief
              Executive Officer
              and Director

            Charles H. Cotros                                         $   697,728
              Executive Vice President,
              Chief Operating Officer
              and President, Foodservice
              Operations and Director

            Arthur M. Swenka                                              *
              Senior Vice President,
              Operations and Director

            Gregory K. Marshall                                       $   401,952
              Senior Vice President
              Multi-Unit Sales

            Executive Officer Group                                   $ 4,899,422

            Non-Executive Officer Director                            $   173,847
              Group

            Non-Executive Officer                                     $ 1,607,221
              Employee Group

---------------

* Mr. Swenka would have received $291,132 if the 1995 MIP had been in effect during fiscal 1995. His bonus under the Current Plan in respect of fiscal 1995 was $364,032.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF APPROVAL OF THE 1995 MANAGEMENT INCENTIVE PLAN.

          PROPOSAL TO APPROVE NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

     There will be presented at the 1995 Annual Meeting a proposal to approve the Non-Employee Directors Stock Option Plan (the "Plan"), attached hereto as Exhibit B, which Plan was adopted, subject to such stockholder approval, by the Board of Directors on December 1, 1994. This Plan is intended to benefit the Company and its stockholders by allowing members of the Board of Directors of the Company who are not current employees of the Company to increase their financial stake in the Company through ownership of Common Stock, thus underscoring the directors' mutual interest with stockholders in increasing the long-term value of the Company's Common Stock. Primary aspects of the Plan are as follows:

PARTICIPATION

     Participation in this Plan would be limited to members of the Board of Directors who are not current employees of the Company or any of its subsidiaries ("Non-Employee Directors"). On November 3, 1995, there will be nine Non-Employee Directors.

STOCK OPTION GRANT

     The Plan provides that each year, on the first business day following the Company's Annual Meeting of Stockholders ("Award Date"), each individual elected, reelected or continuing as a Non-Employee Director will automatically receive a stock option for 2,000 shares of Common Stock, none of which options will be "Incentive Stock Options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Currently, 200,000 shares of Company Common Stock are reserved for issuance under the Plan. Under the Plan, the exercise price for options granted under the Plan will be the last closing price of Company Common Stock on the New York Stock Exchange ("NYSE") prior to the date of the grant; thus, the Plan would not permit options granted thereunder to be repriced to a reduced exercise price. Options become exercisable in accordance with Exhibit A attached to the Plan, as the same may be amended from time to time in accordance with the Plan, and expire ten years from date of grant. The exercise price must be paid in cash, in shares of Common Stock having an aggregate value equal to the option exercise price, or by a combination of cash and Common Stock. For the purpose of determining the number of shares to be delivered in full or partial payment of the exercise price, the value of such shares shall equal the last closing price on the NYSE on the first business day prior to the exercise date. If, on the Award Date, the General Counsel of the Company determines, in his or her sole discretion, that the Company is in possession of material, undisclosed information about the Company, then the annual grant of options to Non-Employee Directors will be suspended until the second day after public dissemination of the information (or the first trading day thereafter) and the price, exercisability dates and option period shall then be determined by reference to such later date.

CESSATION OF SERVICE

     Upon retirement from the Board of Directors in good standing (determined by the Board of Directors in its sole discretion, provided that a Non-Employee Director who serves out his or her term but does not stand for reelection shall be deemed to have retired from the Board in good standing), a Non-Employee Director's options will remain in effect, vest, become exercisable and expire as if the option holder had remained a Non-Employee Director. Upon a Non-Employee Director's death, his or her legal representatives or heirs have one year within which to exercise those options which were exercisable at the time of death. Should an individual cease to serve as a Non-Employee Director for any other reason, all options held by such person, whether or not then exercisable, shall be forfeited upon cessation of service.

OTHER INFORMATION

     The Plan will become effective, subject to stockholder approval at the 1995 Annual Meeting, as of December 1, 1994, all option grants under the Plan made prior to such stockholder approval having been made expressly contingent upon obtaining such approval. The Plan will terminate, for purposes of granting additional options, ten years following the date of stockholder approval of the Plan, unless terminated earlier by the Board of Directors or extended by the Board with the approval of stockholders, but options granted prior to such date shall continue to become exercisable, and may be exercised, in accordance with their terms.

     Non-Employee Directors are compensated for their services as directors. For a description of such compensation see page 4 of this Proxy Statement. The cash component of such compensation was last adjusted during fiscal 1993.

     All persons who are nominees for reelection to the Board of Directors at the 1995 Annual Meeting, other than Mr. Woodhouse, will be entitled to receive options under the Plan.

     The market value of Company Common Stock on the NYSE as of the close of trading on September 21, 1995 was $27.50.

FEDERAL INCOME TAX CONSEQUENCES

     Options granted under the Plan to Non-Employee Directors cannot qualify as Incentive Stock Options pursuant to Section 422 of the Code and consequently will be treated as "Non-Qualified Options." Under current law relating to Non-Qualified Options, the grant of an option under the Plan to a Non-Employee Director will not result in the recognition of any taxable income by such Director. If the shares received by a Non-Employee Director upon exercise of the option are subject to restrictions under Section 16(b) of the Securities Exchange Act of 1934, as amended, unless within 30 days of receipt of the option shares the Non-Employee Director makes an election pursuant to Section 83(b) of the Code (an "83(b) Election") for the gain on the shares to be treated as income on the date of receipt, income will be recognized by such Director at the time the Section 16(b) restrictions lapse. The amount of such income will be equal to the excess of the value of the option shares at the time the restrictions lapse over the amount paid for the shares. If an 83(b) Election is made or if the shares are not subject to Section 16(b) restrictions at the time of exercise, income will be recognized by the Non-Employee Director on the date of receipt of the option shares in an amount equal to the excess of the value of the option shares on such date over the option price. A Non-Employee Director's tax basis for the option shares will be equal to the exercise price of the option plus the amount included in gross income as compensation. The Non-Employee Director's holding period for the option shares will commence on the date on which the option shares are acquired.

NEW PLAN BENEFITS

     It is impossible to determine the dollar value of benefits to which any individuals would be entitled during 1996 pursuant to the Plan. As only Non-Employee Directors will be entitled to receive options under the Plan, no executive officers named in the Summary Compensation Table, nor any other executive officers, other officers or employees will be entitled to receive options under the Plan. The group of Non-Employee Directors, which during fiscal 1996 will consist of nine (9) persons assuming the election of all nominees at the 1995 Annual Meeting, would receive options covering an aggregate of 18,000 shares of Company Common Stock in fiscal 1996.

     As noted under "Election Of Directors -- Director Compensation" above, each Non-Employee Director received a grant, effective December 1, 1994, subject to stockholder approval of the Plan at the 1995 Annual Meeting, of options to purchase 2,000 shares of Company Common Stock.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF APPROVAL OF THE NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN.

               PROPOSAL TO INCREASE THE NUMBER OF SHARES RESERVED
        FOR ISSUANCE UNDER THE SYSCO CORPORATION 1991 STOCK OPTION PLAN

     The Company's Directors and stockholders originally provided that 1,500,000 shares of Sysco Corporation Common Stock be reserved for issuance under the Sysco Corporation 1991 Stock Option Plan (the "Option Plan"). This amount has been increased to 3,000,000 shares as a result of the 2-for-1 stock split by way of a stock dividend paid on June 19, 1992.

     The Board of Directors believes that because there are only approximately 956,582 shares so reserved and currently available for issuance upon the exercise of options granted or to be granted under the Option Plan, it is necessary to increase the number of reserved shares. In light of the historical rate at which shares have been issued under the Option Plan, the Board of Directors, on September 1, 1995, approved (subject to stockholder approval) the reservation of 8,000,000 additional shares for issuance under the Option Plan.

     Since no options which have an exercise price less than the fair market value of the Company's Common Stock may be granted under the Option Plan, the Option Plan does not permit options whose exercise price equals the fair market value of such stock to be repriced to a reduced exercise price.

     The Company traditionally has issued options under the Option Plan to a large number of individuals throughout its corporate and operating company ranks; options have not been limited to only a few highly compensated individuals. Moreover, grants of options to the Company's senior executives have traditionally been modest. A review of options granted in fiscal 1995 demonstrates the Company's practice with respect to options. In September 1994, options to purchase 1,004,100 shares were issued to 657 employees. Approximately 551 of these individuals were employees of the Company's operating subsidiaries and divisions who received options for 811,600 shares in the aggregate. One hundred six of these individuals were corporate employees who received options for approximately 192,500 shares in the aggregate, only 38,000 of which (or 4% of the total number of options granted in fiscal 1995) were granted to individuals identified in the Summary Compensation Table.

     In addition, the vast majority of all options issued in the past under the Option Plan have been subject to performance vesting requirements. That is, the Company or its operating companies must achieve certain specified and predetermined targets of earnings increases and/or return on capital before the options become exercisable. The Company's senior management and the Compensation and Stock Option Committee currently intend to continue this practice with future grants. A more complete description of the vesting provisions historically contained in stock options as well as proposed vesting provisions for future grants of options is set forth on pages 7-8 in the "Report of the Compensation and Stock Option Committee on Executive Compensation."

     Accordingly, the Option Plan has been a vehicle to provide performance-based incentives to a large number of employees throughout the Company's organization and it is the current intention of the Company's senior management and the Compensation and Stock Option Committee to continue this practice.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE PROPOSAL TO RESERVE ADDITIONAL SHARES OF SYSCO CORPORATION COMMON STOCK FOR ISSUANCE UNDER THE OPTION PLAN.

                      VOTING PROCEDURES AND VOTE REQUIRED

     The Board of Directors of the Company will select one or more Inspectors of Election, who shall determine the number of shares of voting stock outstanding, the voting power of each, the number of shares of stock represented at the Annual Meeting, the existence of a quorum (which shall consist of thirty-five percent (35%) of the shares entitled to vote), and the validity and effect of proxies. The Inspectors of Election shall receive votes, ballots or consents, hear and determine any challenges and questions arising in connection with the right to vote, tabulate all votes cast for and against (and abstentions in respect of) each proposal and determine the result of such vote.

     In accordance with the Delaware General Corporation Law, the election of the nominees named herein as directors will require the affirmative vote of a plurality of the votes cast by the shares of Company Common Stock entitled to vote in the election provided that a quorum is present at the Annual Meeting. Abstentions and broker non-votes will not be relevant to the outcome.

     The proposal for approval of the 1995 Management Incentive Plan, the proposal for approval of the Non-Employee Directors Option Plan and the proposal to approve additional shares for issuance under the 1991 Stock Option Plan will each require the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on the proposal. Abstentions will have the effect of "negative" votes with respect to this proposal, while broker non-votes will have no effect on the outcome of the proposal.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP served as the independent public accountants providing auditing, financial and tax services to the Company for fiscal year 1995 and will provide such services during the current fiscal year 1996. The Company expects that representatives of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and that they will be available to respond to appropriate questions.

     The Company has an Audit Committee of the Board of Directors which is composed of Richard G. Merrill (Chairman), Colin G. Campbell, Frank A. Godchaux III, Frank H. Richardson, Phyllis S. Sewell and Thomas B. Walker, Jr. The Audit Committee held three (3) meetings during fiscal year 1995. The Audit Committee reviews and reports to the Company's Board of Directors with respect to various auditing and accounting matters, including recommendations as to the selection of the Company's independent public accountants, the scope of the audit procedure, the nature of the services to be performed for the Company, the fees to be paid to the Company's independent public accountants, the performance of the Company's independent public accountants and the accounting practices of the Company.

                             STOCKHOLDER PROPOSALS

     Appropriate proposals of stockholders intended to be presented at the Company's 1996 Annual Meeting of Stockholders must be received by the Company by June 3, 1996 for inclusion in its Proxy Statement and form of proxy relating to that meeting. If the date of the next Annual Meeting is advanced by more than 30 calendar days or delayed by more than 90 calendar days from the date of the Annual Meeting to which the Proxy Statement relates, the Company shall, in a timely manner, inform its stockholders of the change and the date by which proposals of stockholders must be received.

                    OTHER MATTERS TO COME BEFORE THE MEETING

     Management does not know of any other matters to come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters.

     UPON THE WRITTEN REQUEST OF ANY RECORD OR BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY WHOSE PROXY WAS SOLICITED IN CONNECTION WITH THE 1995 ANNUAL MEETING OF STOCKHOLDERS, THE COMPANY WILL FURNISH SUCH OWNER, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED JULY 1, 1995. REQUEST FOR A COPY OF SUCH ANNUAL REPORT ON FORM 10-K SHOULD BE ADDRESSED TO MRS. LA DEE G. RIKER, VICE PRESIDENT AND SECRETARY, SYSCO CORPORATION, 1390 ENCLAVE PARKWAY, HOUSTON, TEXAS 77077-2099.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SIGN, DATE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                                                       EXHIBIT A

                               SYSCO CORPORATION

                         1995 MANAGEMENT INCENTIVE PLAN

     This Sysco Corporation 1995 Management Incentive Plan (the "Plan") was adopted by unanimous action of the Plan Compensation Committee (as hereinafter defined) of Sysco Corporation (the "Company") on May 9, 1995, and by the Board of Directors of the Company (the "Board of Directors") on May 10, 1995.

1. STATEMENT OF PRINCIPLE

     The purpose of the Plan is to reward (i) certain key management personnel for outstanding performance in the management of the divisions or subsidiaries of the Company (both a division and subsidiary of the Company are herein referred to as a "Subsidiary") and (ii) certain corporate personnel for managing the operations of the Company as a whole and/or managing the operations of certain Subsidiaries. Except as otherwise provided in Section 8 hereof, the total number of shares of Sysco Common Stock, $1.00 par value ("Common Stock"), which may be awarded pursuant to the Plan shall not exceed 2,124,234 shares. All references to periods in the Plan are to fiscal periods unless otherwise specifically noted. Nothing in the Plan shall be deemed to affect incentive bonuses paid or to be paid to participants under any predecessor management incentive plan for fiscal years prior to the Company's 1996 fiscal year.

2. PLAN COMPENSATION COMMITTEE

     The Board of Directors has established a committee (the "Plan Compensation Committee") which is charged with structuring, proposing the implementation of, and implementing the terms and conditions of, the Plan. The Plan Compensation Committee shall, at all times, consist of two or more directors of the Company. The Plan Compensation Committee shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto) including without limitation the manner of determining financial and accounting concepts discussed in the Plan; to otherwise supervise the administration of the Plan; and, except as to the application of the Plan to Senior Executive Participants (as defined in Section 3 below), to delegate such authority provided to it hereunder as it may deem necessary or appropriate to the Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer and any Executive Vice President, and any of them individually. All decisions made by the Plan Compensation Committee pursuant to the provisions of the Plan shall be made in the Plan Compensation Committee's sole discretion and shall be final and binding on all persons, including the Company and Participants (hereinafter defined). Each director while a member of the Plan Compensation Committee shall
(i) meet the definition of "disinterested person" contained in Rule 16b-3 promulgated pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and (ii) be an "outside director," within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), any regulations interpreting Section 162(m) of the Code, or any other applicable Internal Revenue Service pronouncements pertaining thereto.

3. PARTICIPANTS

     The participants in the Plan for a fiscal year shall be designated by the Plan Compensation Committee from the persons who are employed by any Subsidiary or the Company, in the following capacities (Subsidiary Participants, Corporate Participants, Designated Participants and Senior Executive Participants are referred to collectively as "Participants" or individually as a "Participant"):

     Subsidiary Participants -- Persons who serve as an officer of a Subsidiary, regardless of whether such Participant works for a division or a subsidiary of the Company.

     Corporate Participants -- Persons who serve as an officer of the Company who are also employees of the Company or a Subsidiary.

     Designated Participants -- Persons other than Corporate Participants or Subsidiary Participants who are employed by a Subsidiary or by the corporate office of the Company who are designated by the Plan Compensation Committee from time to time.

     Senior Executive Participants -- Persons who are "covered employees" of the Company within the meaning of Code Section 162(m) and proposed Treasury Regulation 1.162-27(c)(2) (or any successor statute or regulation section, or any administrative interpretation thereof) (the "Executive Compensation Provisions") during a fiscal year of the Company and who have been designated by the Plan Compensation Committee as Corporate, Subsidiary or Designated Participants in the Plan for such fiscal year. If a Participant is both a Senior Executive Participant and a Corporate, Subsidiary or Designated Participant during a fiscal year as a result of the application of the Executive Compensation Provisions, he or she shall be considered a Senior Executive Participant, and not a Corporate, Subsidiary or Designated Participant, during such fiscal year, and shall be subject to any and all restrictions applicable to Senior Executive Participants hereunder during such fiscal year.

     To the extent possible, the Plan Compensation Committee shall designate Participants in the Plan prior to the commencement of the fiscal year in which such designated Participants will be entitled to a bonus under the Plan, or as soon as practicable during the fiscal year in which a person first becomes eligible to be a Participant. Once designated as a Participant, the Plan Compensation Committee can remove an employee as a Participant with or without cause at any time and the Participant shall not be entitled to any bonus under the Plan for the year in which he or she is removed regardless of when during such year he or she is removed.

4. METHOD OF OPERATION

     The bonus which a Participant can earn is based on the performance of the Company as a whole and either the performance of the Subsidiary which employs such Participant (as to Subsidiary Participants and possibly Designated Participants) or of a select group of Subsidiaries (as to Corporate and possibly Designated Participants), subject to the discretion of the Plan Compensation Committee to formulate a different bonus structure as to any Participant, other than Senior Executive Participants. The bonus is calculated with respect to an entire fiscal year and, if earned, shall be paid in accordance with Section 6 hereof.

  (A)  Subsidiary Participants and certain Senior Executive Participants.

     With respect to each Subsidiary Participant and each Senior Executive Participant who would be a Subsidiary Participant but for the application of the Executive Compensation Provisions, a portion of the bonus may depend upon the return on capital and/or increase in pretax earnings of the Subsidiary employing such Participant; a portion of the bonus may depend upon the return on stockholder's equity and increase in earnings per share of the Company as a whole; and a portion of the bonus may depend upon any one or more of the following performance factors: (i) sales of the Company and/or one or more Subsidiaries, (ii) pretax earnings of the Company, (iii) net earnings of the Company and/or one or more Subsidiaries, (iv) control of operating and/or nonoperating expenses of the Company and/or one or more Subsidiaries, (v) margins of the Company and/or one or more Subsidiaries, (vi) market price of the Company's securities, and (vii) other objectively measurable factors directly tied to the performance of the Company and/or one or more Subsidiaries. The relative weights of the factors considered and the percentages of the total bonus comprised by the portion of the bonus determined with respect to the Subsidiary employing the Participant and the portion of the bonus determined with respect to the Company shall be determined by the Plan Compensation Committee in its sole discretion. Notwithstanding the foregoing, the Plan Compensation Committee may alter the bonus formula with respect to any such Participant by changing the performance targets as determined in the sole discretion of the Committee.

     In addition to the bonus calculated in accordance with the first paragraph of Section 4(A) above, a Subsidiary Participant may also be entitled to an additional bonus ("Additional Bonus") if awarded by the Plan Compensation Committee in its sole discretion. The Additional Bonus may be established by the Plan Compensation Committee at one or more times during such fiscal year or within ninety (90) days following the end of such fiscal year based on such criteria as the Plan Compensation Committee may develop in its sole discretion.

  (B)  Corporate Participants and certain Senior Executive Participants.

     With respect to a Corporate Participant or Senior Executive Participant who would be a Corporate Participant but for the application of the Executive Compensation Provisions and subject to the further adjustments and additions provided for in the Plan, a portion of the bonus may depend upon the return on stockholder's equity and increase in earnings per share of the Company; portion of the bonus may depend upon the return on capital of one or more of the Subsidiaries and/or the increase in pretax earnings of one or more of the Subsidiaries; and a portion of the bonus may depend upon any one or more of the following performance factors: (i) sales of the Company and/or one or more Subsidiaries, (ii) pretax earnings of the Company, (iii) net earnings of the Company and/or one or more Subsidiaries, (iv) control of operating and/or nonoperating expenses of the Company and/or one or more Subsidiaries, (v) margins of the Company and/or one or more Subsidiaries, (vi) market price of the Company's securities, and (vii) other objectively measurable factors directly tied to the performance of the Company and/or one or more Subsidiaries. The relative weights of the factors considered and the percentage of the total bonus comprised by the portion of the bonus determined with respect to the Subsidiaries of the Company and the portion determined with respect to the Company shall be determined by the Plan Compensation Committee in its sole discretion. Notwithstanding the foregoing, the Plan Compensation Committee may alter the bonus formula with respect to any such Participant by changing the performance targets as determined in the sole discretion of the Committee.

  (C)  Designated Participants.

     The Plan Compensation Committee may formulate a bonus structure for each Designated Participant which is based on performance factors determined by the Plan Compensation Committee in its sole discretion. The bonus structure for any Designated Participant may be similar to or may vary materially from the bonus structure for Corporate Participants or Subsidiary Participants.

  (D)  General Rules Regarding Bonus Calculation.

     In determining whether or not the results of operations of a Subsidiary or Subsidiaries or the Company for a given fiscal year result in a bonus, generally accepted accounting principles shall be applied on a basis consistent with prior periods, and such determination shall be based on the calculations made by the Company and binding on each Participant. Except as provided in Section 10 as to Senior Executive Participants, there is no limit to the bonus that can be obtained. Prior to payment of the bonus to Senior Executive Participants, the Plan Compensation Committee shall certify that the performance goals and other material terms of the Plan have been achieved with respect to the Senior Executive Participants.

5. NO EMPLOYMENT ARRANGEMENTS IMPLIED

     Nothing herein shall imply any right of employment for a Participant and if a Participant is terminated, voluntarily or involuntarily, with or without cause, prior to the end of a given fiscal year, such Participant shall not be entitled to any bonus for such fiscal year regardless of whether or not such bonus had been or would have been earned in whole or in part, but any unpaid bonus earned with respect to a prior fiscal year shall not be affected.

6. PAYMENT

     Within 90 days following the end of each fiscal year, the Company shall determine the amount of any bonus earned by each Participant pursuant to the provisions of Section 4 above. Such bonus shall be payable in cash unless the Participant has given notice to the Plan Compensation Committee within 90 days after the commencement of such fiscal year that such Participant has elected the option provided in Section 6(A) below. The amount of any bonus that a Participant is entitled to receive for a fiscal year shall be determined as of the last day of such fiscal year and each Participant shall be deemed to have constructively received his or her bonus (including the value of the shares of stock if he or she elects to receive a portion of his or her bonus in stock) as of the last day of such fiscal year notwithstanding the fact that it may be paid or delivered to him or her thereafter.

     (A) Each Participant shall be entitled to receive, in increments of 5%, up to 40% of his or her bonus in shares of Common Stock (with the exact percent fixed by the Participant) with such shares to be valued at the closing price of the Common Stock on the primary securities exchange on which such stock is traded on the last trading day of such fiscal year. Such election shall be made no later than 90 days after the beginning of the fiscal year in respect of which the bonus is to be calculated and once made shall be irrevocable for such fiscal year. If the Participant elects to receive such shares, the Participant shall receive as additional compensation an additional number of shares of Common Stock equal to 50% of the number of shares received by reason of this election (the "Additional Shares"), plus the Additional Cash Bonus (as defined in Section 6(B) below). For example, if a Participant earns a $10,000 bonus and the Common Stock is selling at $50 per share, and the Participant elects to receive 40% of the bonus in the form of Common Stock in a timely manner, the Participant would receive $6,000 plus 120 shares of Common Stock (80 shares pursuant to his or her election, plus 40 Additional Shares), plus the Additional Cash Bonus (as defined in Section 6(B) below).

     (B) If a Participant elects to receive Common Stock in accordance with
Section 6(A) above, he or she shall also receive, as an additional bonus pursuant to the Plan, a cash amount equal to the value of the Additional Shares (which shall be the aggregate closing price of the Additional Shares on the last trading day of such fiscal year), multiplied by the effective tax rate applicable to the Company for the fiscal year for which the bonus is calculated, as described in the "Summary of Accounting Policies" section of the Company's annual report to the Securities and Exchange Commission on Form 10-K for such fiscal year (the "Additional Cash Bonus").

7. RECAPITALIZATION OF COMPANY

     In the event of a recapitalization of the Company or its merger into or consolidation with another corporation, a Participant shall be entitled to receive such securities which he or she would have been entitled to receive had he or she been a shareholder of the Company holding shares pursuant to the Plan at the time of such recapitalization, merger or consolidation. In the event of a stock split, stock dividend or combination of shares with respect to the Common Stock of the Company after the determination of the number of shares to which a Participant is entitled but before delivery of such shares to the Participant, then the number of shares that such Participant shall be entitled to receive shall be proportionately adjusted.

8. INVESTMENT REPRESENTATION AND RESTRICTIONS ON THE STOCK AND RIGHT OF REPURCHASE BY THE COMPANY

     (A) The shares to be issued to a Participant may be unregistered, at the option of the Company, and in such event the Participant shall execute an investment letter in form satisfactory to the Company, which letter shall contain an agreement that the Participant will not sell, transfer, give or otherwise convey any of such shares for a period of two years from the date on which such shares were issued to the Participant, except in the event of the Participant's death or termination of employment due to disability or retirement under normal Company benefit plans, but then only in accordance with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder, and the shares shall bear a legend reflecting the investment representation and the unregistered status of the shares.

     (B) If the shares to be issued to a Participant are registered pursuant to the registration provisions of the Securities Act of 1933, as amended, then the Participant shall enter into an agreement at the time of issuance of such shares that the Participant will not sell, transfer, give or otherwise convey any of such shares for a period of two years from the date on which such shares were issued to the Participant, except in the event of death or termination of employment due to disability or retirement under the normal Company benefit plans, and such shares shall bear a legend reflecting the terms of such restriction.

     (C) If a Participant's employment is terminated at any time within the first year following the issuance of shares for any reason, with or without cause, other than the Participant's death or termination of employment due to disability or retirement under normal Company benefit plans, then upon demand of the Company made in writing within 30 days from the date of termination, such Participant will sell to the Company all of the stock issued to the Participant within the twelve months preceding the date of termination at a purchase price equal to the lower of the then market price of the stock as hereinafter determined or the price at which the stock was valued for purposes of issuing it pursuant to the Plan. If a Participant's employment is terminated after one year but before two years from the date on which any shares of Common Stock were issued to the Participant pursuant to the Plan, on the demand of the Company made in writing within 30 days from the date of termination, such Participant will sell to the Company, in addition to the shares he or she may be required to sell under the preceding sentence, 50% of the stock issued to the Participant within twenty-four months but more than twelve months preceding the date of termination at a purchase price equal to the lower of the then market price of the stock as hereinafter determined, or the price at which the stock was valued for purposes of issuing it pursuant to the Plan. The market price of the Common Stock shall be deemed to be the closing price of such stock on the primary securities exchange on which such stock is traded on the date of termination; and if such stock did not trade on such date, then on the next day on which it does trade. The shares of Common Stock issued under the Plan shall bear a legend reflecting these restrictions.

9. AMENDMENTS AND TERMINATION

     The Plan may be amended at any time by the Board of Directors and any such amendment shall be effective as of commencement of the fiscal year during which the Plan is amended, regardless of the date of the amendment, unless otherwise stated by the Board of Directors. The Plan may be terminated at any time by the Board of Directors and termination will be effective as of the commencement of the fiscal year in which such action to terminate the Plan is taken.

10. OVERALL LIMITATION UPON PAYMENTS UNDER PLAN TO SENIOR EXECUTIVE
    PARTICIPANTS.

     Notwithstanding any other provision in the Plan to the contrary, in no event shall any Senior Executive Participant be entitled to a bonus amount for any fiscal year (which bonus amount shall include, if applicable, the value of the Additional Shares (as defined in Section 6(A) above, and the Additional Cash Bonus (as defined in Section 6(B) above)) in excess of one percent (1%) of the Company's earnings before income taxes as publicly disclosed in the "Consolidated Results of Operations" section of the Company's annual report to the Securities and Exchange Commission on Form 10-K for such fiscal year.

                                                                       EXHIBIT B

                    NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

     This Non-Employee Directors Stock Option Plan (the "Plan") is established to attract, retain and compensate for service as members of the Board of Directors highly qualified individuals who are not current employees of Sysco Corporation (the "Corporation") and to enable them to increase their ownership in the Corporation's common stock. This Plan will be beneficial to the Corporation and its stockholders since it will allow these directors to have a greater personal financial stake in the Corporation through the ownership of Corporation common stock, in addition to underscoring their common interest with stockholders in increasing the value of the Corporation over the longer term.

     1. ELIGIBILITY. All members of the Corporation's Board of Directors who are not current employees of the Corporation or any of its subsidiaries ("Non-Employee Directors") are eligible to participate in this Plan.

     2. OPTIONS. No stock options granted pursuant to this Plan ("Options") may be "Incentive Stock Options" under Section 422 of the Internal Revenue Code of 1986, as amended.

     3. SHARES AVAILABLE.

          (a) Number of Shares Available: There are hereby reserved for issuance under this Plan 200,000 shares of the Corporation's Common Stock, $1.00 par value ("Common Stock"), which may be authorized but unissued shares, treasury shares, or shares purchased on the open market.

          (b) Recapitalization Adjustment: In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Corporation, adjustments in the number and kind of shares authorized by this Plan, in the number and kind of shares to be issued under Section 4 below, in the number and kind of shares covered by outstanding Options under this Plan, and in the option price thereof, shall be made if, and in the same manner as, such adjustments are made to options issued under the Corporation's plan pursuant to which Incentive Stock Options may be granted which is then in effect.

     4. ANNUAL GRANT OF STOCK OPTIONS. If the Corporation achieves for any fiscal year an increase in after-tax earnings per share of 10% or more over after-tax earnings per share for the prior fiscal year, determined consistently with determinations made in connection with the measurement of the Corporation's performance under incentive compensation plans for management of the Corporation, each individual elected, re-elected or continuing as a Non-Employee Director shall automatically receive an Option for 2,000 shares of Common Stock on the first business day (the "Award Date") after the Corporation's Annual Meeting of Stockholders which follows the close of such fiscal year. Notwithstanding the foregoing, if, on the Award Date, the General Counsel of the Corporation determines, in his/her sole discretion, that the Corporation is in possession of material, undisclosed information about the Corporation, then the annual grant of Options to Non-Employee Directors shall be suspended until the second day after public dissemination of such information, and the price, exercisability dates and option period shall then be determined by reference to such later date. If Common Stock is not traded on the New York Stock Exchange ("NYSE") on any date a grant would otherwise be awarded, then the grant shall be made the next day thereafter on which Common Stock is so traded. The foregoing notwithstanding, the first Option grant pursuant to this Plan shall be made effective as of December 12, 1994. All Option grants pursuant to this Plan shall be evidenced by a written instrument consistent with the provisions hereof.

     5. OPTION PRICE. The price of the Option shall be the last closing price of the Corporation Common Stock on the NYSE prior to the grant of the Option.

     6. OPTION PERIOD. An Option granted under the Plan shall become exercisable and shall expire in accordance with the vesting and other conditions contained on Exhibit A hereto, as the same may be amended in accordance with paragraph 10 hereof; provided, however, that no Option may be exercised later than ten years after the date of grant thereof.

     7. PAYMENT. The Option exercise price shall be paid in cash in U.S. dollars at the time the Option is exercised or in shares of Corporation Common Stock having an aggregate value equal to the Option exercise price (determined as of the first business day prior to the date of exercise, pursuant to the formula set forth in paragraph 5 above) or by a combination of cash and Common Stock.

     8. CESSATION OF SERVICE. Upon cessation of service as a Non-Employee Director (for reasons other than death), all Options, whether or not exercisable at the date of cessation of service, shall be forfeited by the grantee; provided, however, that, subject to Paragraph 3 of Exhibit A, if a grantee leaves the Board of Directors in "good standing" (for reasons other than death), such grantee's Options shall remain in effect, vest, become exercisable and expire as if the grantee had remained a Non-Employee Director of the Corporation. Whether or not a Non-Employee Director has left the Board in "good standing" shall be determined by the Corporation's Board of Directors, in its sole discretion; provided, however, that any Non-Employee Director who serves out his/her term but does not stand for re-election at the end thereof shall be deemed to have left the Board of Directors in "good standing."

     9. DEATH. Upon the death of a Non-Employee Director, only those Options which were exercisable on the date of death shall be exercisable by his/her legal representatives or heirs. Such Options must be exercised within one year from date of death or they shall be automatically forfeited (but in no event may the Options be exercised beyond the last date on which they could have been exercised had the Non-Employee Director not died).

     10. ADMINISTRATION AND AMENDMENT OF THE PLAN. This Plan shall be administered by the Board of Directors of the Corporation. This Plan may be terminated or amended by the Board of Directors as it deems advisable. However, amendments to this Plan shall not be made more frequently than every six months unless necessary to comply with the Internal Revenue Code of 1986, as amended, or with the Employee Retirement Income Security Act of 1974, as amended, or any successors thereto, or the regulations promulgated thereunder. No amendment may revoke or alter in a manner unfavorable to the grantees any Options then outstanding, nor may the Board amend this Plan without stockholder approval where the absence of such approval would cause the Plan to fail to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Act"), or any other requirement of applicable law or regulation. An Option may not be granted under this Plan after that date which is ten years from the date of stockholder approval of this Plan, but Options granted prior to that date shall continue to become exercisable and may be exercised according to their terms.

     11. NONTRANSFERABILITY. No Option granted under this Plan is transferable other than by will or the laws of descent and distribution. During the grantee's lifetime, an Option may be exercised only by the grantee or the grantee's guardian or legal representative.

     12. COMPLIANCE WITH SEC REGULATIONS. It is the Corporation's intent that this Plan comply in all respects with Rule 16b-3 under the Act and any regulations promulgated thereunder. If any provision of this Plan is at any time found not to be in compliance with the Rule, the provision shall be deemed null and void. All grants and exercises of Options under this Plan shall be executed in accordance with the requirements of Section 16 of the Act, as amended, and any regulations promulgated thereunder.

     13. MISCELLANEOUS. Except as provided in this Plan, no Non-Employee Director shall have any claim or right to be granted an Option under this Plan. Neither this Plan nor any actions hereunder shall be construed as giving any director any right to be retained in the service of the Corporation.

     14. EFFECTIVE DATE. This Plan shall be effective on December 1, 1994, subject to stockholder approval hereof being obtained at the Corporation's 1995 Annual Meeting of Stockholders; provided, however, that all Option grants made hereunder prior to this Plan having been approved by the Corporation's stockholders are hereby expressly made contingent upon obtaining such approval.

                         EXHIBIT A TO SYSCO CORPORATION
                    NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

     In addition to the conditions set out in the Plan, the exercise of an Option is contingent upon satisfying the below requirements:

     1. The fiscal year immediately prior to the fiscal year in which the Option is granted is the "Base Year" for determining if vesting requirements have been met. One-third of the total number of shares covered by an Option shall vest at the conclusion of each of the next three fiscal years of the Corporation following the Base Year, provided that the pretax earnings of the Corporation increased at least 20% in such fiscal year over the Corporation's pretax earnings for the prior fiscal year. If pretax earnings of the Corporation should increase less than 20% in any one fiscal year over the prior fiscal year, the Option can be vested at the conclusion of any fiscal year ending within the five-year period following the date of grant of the Option (the "Vesting Period") in which pretax earnings of the Corporation for the fiscal years after the Base Year have grown at a minimum rate of 15%, compounded annually, with one-third of the total number of shares covered by the Option to vest for each fiscal year after the Base Year included in the calculation of the 15% compounded minimum growth rate.

     2. If neither of the vesting requirements set out in the paragraph immediately above are met, an Option may still vest, in part or in whole, subject to the following criteria:

          (a) For any fiscal year within the Vesting Period in which the Corporation's annual return on shareholders' equity (computed in a manner consistent with the computation of the Corporation's annual return on shareholders' equity under the Corporation's incentive compensation plans for management of the Corporation) equals or exceeds 17.5% and the increase in pretax earnings of the Corporation over the prior fiscal year equals or exceeds 15%, one-third of the Option will vest.

          (b) If the Corporation's average annual return on shareholders' equity (computed in a manner consistent with the computation of the Corporation's annual return on shareholders' equity under the Corporation's incentive compensation plans for management of the Corporation) for the five fiscal years ending within the Vesting Period equals or exceeds 17.5% and the increase in pretax earnings of the Corporation over such five fiscal years equals or exceeds 10%, compounded annually, the Option will fully vest.

     3. If none of the vesting requirements set out above are met within the Vesting Period as to any portion of an Option, such Option (or portion thereof) will nonetheless vest and become exercisable six months prior to the expiration thereof (the "Supplemental Vesting Date") provided that the grantee of the Option (the "Grantee") continues to serve on the Corporation's Board of Directors as a Non-Employee Director on the Supplemental Vesting Date. Notwithstanding anything in Section 8 of the Plan to the contrary, if any Option (or portion thereof) has not vested by the end of the Vesting Period, said Option (or portion thereof) shall be automatically forfeited when the Grantee ceases to serve as a Non-Employee Director (for reasons other than death) if such cessation occurs prior to the Supplemental Vesting Date.

     4. Subject to the limitations set forth in the Plan, the vested portion of an Option may be exercised at any time following the conclusion of the fiscal year in which it vests, provided that at the time of exercise all of the conditions set forth in the Plan have been met. No portion of any Option may be exercised prior to one calendar year following the date of grant thereof.

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                            SYSCO CORPORATION                             PROXY
  PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SYSCO CORPORATION
    FOR THE ANNUAL MEETING OF STOCKHOLDERS NOVEMBER 3, 1995, 10:00 A.M.

    The undersigned hereby constitutes and appoints John F. Baugh and Donald H. Pegler, Jr., and each of them jointly and severally, proxies, with full power of substitution to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Sysco Corporation (the "Company") to be held on November 3, 1995, at 10:00 A.M., at the Four Seasons Hotel Houston, 1300 Lamar Street, Houston, Texas, or any adjournment thereof.
    The undersigned acknowledges the receipt of Notice of the aforesaid Annual Meeting and Proxy Statement, each dated September 29, 1995, grants authority to any of said proxies, or their substitutes, to act in the absence of others, with all the powers which the undersigned would possess if personally present at such meeting, and hereby ratifies and confirms all that said proxies, or their substitutes, may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies, or any of them, to vote as set forth below.

    /X/  Please mark votes as in this example.

    1. Election of Directors.

       NOMINEES:  Colin G. Campbell, Frank A. Godchaux III, Donald J. Keller,
                  Frank H. Richardson and John F. Woodhouse

        / /                        / /  FOR                      / /  WITHHELD
         ____________________________________________________________________
         FOR all nominees except those whose name(s) are written above.
     2. Approval of the Sysco Corporation 1995 Management Incentive Plan:
        / /  FOR                 / /  AGAINST                    / /  ABSTAIN
     3. Approval of the Sysco Corporation Non-Employee Directors Stock Option
        Plan:
        / /  FOR                 / /  AGAINST                    / /  ABSTAIN
     4. Approval of the reservation of 8,000,000 additional shares of Sysco Corporation Common Stock under the Sysco Corporation 1991 Stock Option
        Plan:
        / /  FOR                 / /  AGAINST                    / /  ABSTAIN
     5. On all other matters which may properly come before the meeting or any adjournment thereof.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

ALL PROXIES SIGNED AND RETURNED WILL BE VOTED OR NOT VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS, BUT THOSE WITH NO CHOICE SPECIFIED WILL BE VOTED "FOR" EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE AND "FOR" APPROVAL OF THE SYSCO CORPORATION 1995 MANAGEMENT INCENTIVE PLAN, THE SYSCO CORPORATION NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN AND THE RESERVATION OF 8,000,000 ADDITIONAL SHARES OF SYSCO CORPORATION COMMON STOCK UNDER THE SYSCO CORPORATION 1991 STOCK OPTION PLAN.

Mark Here for Address Change and Note at Left  / /
                                                   Signature:__________Date_____

                                                   Signature:__________Date_____

                                                   (SIGNATURE SHOULD CONFORM TO
                                                   NAME AND TITLE STENCILED
                                                   HEREON. WHERE THERE IS MORE
                                                   THAN ONE OWNER EACH SHOULD
                                                   SIGN. EXECUTORS,
                                                   ADMINISTRATORS, TRUSTEES,
                                                   GUARDIANS AND ATTORNEYS
                                                   SHOULD ADD THEIR TITLES UPON
                                                   SIGNING.)

                                                    PLEASE SIGN BELOW, DATE AND
                                                         RETURN PROMPTLY.

   NO POSTAGE REQUIRED IF THIS PROXY IS RETURNED IN THE ENCLOSED ENVELOPE AND
                          MAILED IN THE UNITED STATES.

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